Exhibit 14


Dear Shareholder,

As I have mentioned to you in several recent letters, in March
1995 the Trust hired J.P. Morgan to solicit bids for the Trust's assets to maximize the value of the Trust as the Trust approaches it's scheduled liquidation.

I am pleased to let you know that the Trust has entered into a definitive and binding contract for the sale of the Park 100 properties in Indianapolis, Indiana for $39,200,000. That sale, together with the potential sales of the two other Trust properties at prices equal to the highest cash bids received to date, could result in a distribution to Income shareholders upon liquidation of over $5.00 per Income share. There would be no available distribution to Capital shareholders.

The purchaser is Security Capital Industrial Trust, a public REIT which also owns other properties within the Park 100 complex.
Security Capital closed in excess of $700 million of industrial real estate transactions throughout the country in 1994.

The Trust continues to evaluate bids for the Trust's Maple Plaza and Huntington Business Campus properties. Future quarterly shareholder letters will provide updates on our progress with all of our sales efforts.

Prior to signing the Park 100 contract, your Board of Trustees adopted a resolution to liquidate and terminate the Trust, consistent with the long-standing policy and intent of the Trust. Your Board is committed to upholding the terms of the Declaration of Trust and will distribute the proceeds from the liquidation in accordance with the Declaration.

The $.30 per Capital share tender offer by Black Bear Realty, managed by Richard Osborne, contains conditions which, if unmet, permit Black Bear to withdraw the offer. Both the Park 100 sales contract and the Board Resolution to liquidate the Trust may result in a withdrawal of Osborne's offer. However, if the tender continues and Osborne is successful in replacing the Board, any attempt to prevent the liquidation that has now been set in motion should require a 75% vote of Income and Capital shares, each voting separately as a class.


A more detailed description of the Board's actions, the sales contract, the liquidation resolution, and other important considerations are set forth in Amendment No. 1 to the Solicitation/Recommendation Statement on Schedule 14D-9, which is enclosed for your review.

If you have any questions, please call Georgeson & Company, Inc., who has been retained by the Trust to assist with shareholder communications at (800) 223-2064.


Sincerely Yours,

Jeffrey L. Danker
President                                         June 8, 1995





                               IMPORTANT

            WITHDRAW YOUR PRUDENTIAL REALTY TRUST CAPITAL SHARES

   If your Capital Shares are held by a brokerage firm or bank, only your broker or bank can withdraw them. Please call your broker or banker to instruct them to effect the withdrawal on your behalf.

   If you have tendered your Capital Shares to Black Bear Realty, Ltd. and wish to withdraw them, please use the enclosed form. If you need help or have questions, call Georgeson & Company, Inc. toll-free at (800) 223-2064. They will be pleased to assist you in getting back your Capital Shares.

                 WITHDRAWAL OF CAPITAL SHARES OF
         BENEFICIAL INTEREST OF PRUDENTIAL REALTY TRUST
              TENDERED TO BLACK BEAR REALTY, LTD.

To:  IBJ Schroder Bank & Trust Company, Depositary:

Please withdraw ______________________ capital shares of beneficial interest
             (number of capital shares)

of Prudential Realty Trust representing all capital shares tendered pursuant to the Offer to Purchase, dated May 17, 1995, of Black Bear Realty, Ltd., by the undersigned and return the certificate(s) representing such capital shares to the address(es) of the undersigned as recorded on the Letter of Transmittal which accompanied the tendered capital shares.



____________, 1995   __________________________    _________________________
Today's date         Print Name(s) of Tendering    Signature(s) of Tendering
                     Shareholder(s)                Shareholder(s)

                     __________________________    _________________________
                     Print Name(s) of Tendering    Signature(s) of Tendering
                     Shareholder(s)                Shareholder(s)

____________         __________________________
Certificate          Print Name(s) of Registered
Number(s)            Shareholder(s) if different
                     than Tendering Shareholder(s)

                                                   Signature(s) Guaranteed:

____________        ___________________________    By:_____________________
Certificate         Print Name(s) of Registered      Authorized Signatory
Number(s)           Shareholder(s) if different
                    than Tendering Shareholder(s)


*INSTRUCTIONS. Please sign your name as it appeared on the Letter of Transmittal. Your signature should be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution") except in the case of capital shares tendered for the account of an Eligible Institution. If you have any questions, please call Georgeson & Company, Inc., at (800) 223-2064. This form must be sent to IBJ Schroder Bank & Trust Company. See reverse side for addresses.

TO INSURE THAT YOUR CAPITAL SHARES ARE WITHDRAWN, THIS NOTICE SHOULD BE RECEIVED BY IBJ SCHRODER BANK & TRUST COMPANY NO LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 1995.

You may send this notice by mail, courier or facsimile transmission. The addresses are as follows:

By Mail-               IBJ Schroder Bank & Trust Company
                       Attn:  Reorganization Operations Department
                       P.O. Box 84
                       Bowling Green Station
                       New York, New York  10274-0084

By Courier-            IBJ Schroder Bank & Trust Company
                       Attn:  Securities Processing Window, Subcellar One
                       One State Street
                       New York, New York  10004

By Facsimile           (212) 858-2611 (for Eligible Institutions only)

To confirm Facsimile Transmissions call:  (212) 858-2103


Since this notice is effective upon its receipt by the Depositary, it is recommended that it be sent by facsimile transmission, with receipt therefore confirmed or mailed registered mail with return receipt requested.


TO INSURE THAT YOUR CAPITAL SHARES ARE WITHDRAWN, THIS NOTICE SHOULD BE RECEIVED BY IBJ SCHRODER BANK & TRUST COMPANY NO LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 14, 1995.